UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2014

ARIAD Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36172	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (617) 494-0400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, on October 31, 2013, ARIAD Pharmaceuticals, Inc. (the “Company”) entered into a Section 382 Rights Agreement (the “Rights Plan”) with Computershare Trust Company, N.A.  Under the Rights Plan, if any person or group acquires 4.99% or more of the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), then, subject to certain exceptions, there would be a triggering event under the Rights Plan.  However, any person or group that beneficially owned (as disclosed in public filings) 4.99% or more of the outstanding Common Stock as of October 31, 2013 (such percentage, the “Grandfathered Percentage”), will not trigger the Rights Plan by purchasing additional shares of Common Stock if it does not exceed its Grandfathered Percentage by 0.5% of the outstanding shares of Common Stock.

In addition, as previously disclosed, on February 20, 2014, the Company entered into a Nomination and Standstill Agreement (“Nomination and Standstill Agreement”) with Dr. Alexander J. Denner, Sarissa Capital Management LP (“Sarissa Capital”), Sarissa Capital Domestic Fund LP, Sarissa Capital Offshore Master Fund LP, Sarissa Capital Fund GP LP and Sarissa Capital Offshore Fund GP LLC (collectively, the “Sarissa Group”), pursuant to which, among other provisions, the Sarissa Group agreed that, subject to certain exceptions, it would not acquire beneficial ownership of additional shares of the Company’s Common Stock during the standstill period specified in the agreement if, following such acquisition, it would beneficially own more than the greater of 6.96% of the Company’s outstanding Common Stock or such higher amount that any other person or group required to file on Schedule 13D is permitted to buy or own pursuant to the terms of, or as a result of being granted a waiver under, the Rights Plan. Since the Sarissa Group had acquired its shares of Common Stock prior to the adoption of the Rights Plan, the 6.96% limit was established on the basis of the 0.5% increase permitted under the Rights Plan, as described above.

On August 19, 2014, Sarissa Capital filed a Schedule 13D/A (the “Schedule 13D/A”) reporting that certain members of the Sarissa Group had purchased an aggregate of 850,000 additional shares of Common Stock on August 15, 2014 which represented 0.45% of the Company’s outstanding Common Stock.  The Schedule 13D/A also reported that, following these purchases, members of the Sarissa Group beneficially own 6.87% of the Company’s outstanding Common Stock.  Under the limits set forth in the Rights Plan and the Nomination and Standstill Agreement, unless a waiver is granted to the Sarissa Group or a another stockholder that would permit the purchase of additional shares under the terms of those agreements, the Sarissa Group can acquire beneficial ownership of additional shares of Common Stock so long as its aggregate beneficial ownership remains less than 6.96% of the outstanding shares of Common Stock.

In addition, in the Schedule 13D/A, Sarissa Capital reported that certain members of the Sarissa Group had purchased an aggregate of $8.8 million of the Company’s 3.625% Convertible Senior Notes due 2019 (the “Convertible Notes”), on August 18, 2014.  The acquisition of Convertible Notes does not presently count towards the limits set forth in the Rights Plan or the Nomination and Standstill Agreement, as the shares of Common Stock issuable upon conversion of the Convertible Notes are not deemed to be beneficially owned under the terms of those agreements.  In the event that the Convertible Notes held by members of the Sarissa Group are converted into shares of Common Stock, then such shares of Common Stock will count towards the limits set forth in the Rights Plan and the Nomination and Standstill Agreement.  The Convertible Notes are convertible on or after December 15, 2018, until the close of business on the second scheduled trading day immediately preceding the maturity date of the Convertible Notes, June 15, 2019.  The Convertible Notes may be converted prior to December 15, 2018, under certain limited conditions as provided for in the indenture related to the Convertible Notes.  Upon conversion, the Company will satisfy its conversion obligation by paying or delivering, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at the Company’s election.  Holders of Convertible Notes are not entitled to any voting rights with respect to the underlying shares of Common Stock unless and until the Convertible Notes are converted into shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

		By:	/s/ Edward M. Fitzgerald
Edward M. Fitzgerald
Executive Vice President, Chief Financial Officer

Date:	August 27, 2014

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